Exhibit 2.1
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF DISTRIBUTION
     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF DISTRIBUTION (this “Amendment”), dated as of November 30, 2007, is entered into by and among Synovus Financial Corp., a Georgia corporation (“Synovus”), Columbus Bank and Trust Company, a Georgia bank and trust company (“CB&T”), and Total System Services, Inc., a Georgia corporation (“TSYS”). Synovus, CB&T and TSYS are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Synovus, CB&T and TSYS previously entered into that certain Agreement and Plan of Distribution, dated as of October 25, 2007 (the “Distribution Agreement”);
     WHEREAS, in accordance with the terms of the Distribution Agreement, the Parties desire to amend the Distribution Agreement as provided herein; and
     WHEREAS, except to the extent expressly amended by this Amendment, the Distribution Agreement remains in full force and effect.
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:
1.	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement.

2.	Amendment to Section 1.1(s). Section 1.1(s) of the Distribution Agreement is hereby deleted in its entirety and replaced with the following:
“Effective Time” shall mean 4:59 p.m., Columbus, Georgia time, on the Distribution Date.
3.	Amendment to Section 4.1(g). Section 4.1(g) of the Distribution Agreement is hereby deleted in its entirety and replaced with the following:
[Intentionally Deleted];
4.	Amendment to Section 4.2(b). Section 4.2(b) of the Distribution Agreement is hereby deleted in its entirety and replaced with the following:
[Intentionally Deleted].
5.	Amendment to Section 4.3(b). Section 4.3(b) of the Distribution Agreement is hereby deleted in its entirety and replaced with the following:
[Intentionally Deleted].
6.	Governing Law. This Amendment shall be governed and construed and enforced in accordance with the laws of the State of Georgia as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

7.	Entire Agreement. This Amendment, together with the Distribution Agreement (including the Exhibits and Schedules referenced or attached thereto) and the other Ancillary Agreements (including the Exhibits and Schedules referenced or attached thereto), constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

8.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

9.	Authority. Each of the Parties represents to the other Parties that the execution, delivery and performance of this Amendment by it have been duly authorized by all necessary corporate or other actions and that this Amendment is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

10.	Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

11.	Ratification of Distribution Agreement. Each Party hereby agrees that all covenants, terms and provisions of the Distribution Agreement not modified or amended by this Amendment are hereby ratified or confirmed.
[Signatures on following page]

     WHEREFORE, the Parties have caused this Amendment to be duly executed as of the date first set forth above.

SYNOVUS FINANCIAL CORP.
By:	/s/ Thomas J. Prescott
	Name:	Thomas J. Prescott
	Title:	Executive Vice President and Chief Financial Officer

COLUMBUS BANK AND TRUST COMPANY
By:	/s/ Stephen A. Melton
	Name:	Stephen A. Melton
	Title:	President and Chief Executive Officer

TOTAL SYSTEM SERVICES, INC.
By:	/s/ James B. Lipham
	Name:	James B. Lipham
	Title:	Senior Executive Vice President and Chief Financial Officer

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